Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-127422, 333-158672, 333-195936, and 333-264861) on Form S-8 and (No. 333-291328) on Form S-3 of our reports dated February 25, 2026, with respect to the consolidated financial statements of CF Industries Holdings, Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Chicago, Illinois
February 25, 2026